Exhibit 99.1

AGCO Corporation	NEWS RELEASE www.agcocorp.com

For Immediate Release	CONTACT:
Tuesday, July 29, 2008	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com
AGCO REPORTS SECOND QUARTER RESULTS
Sales Growth of 40% Produces Record Second Quarter Earnings
     DULUTH, GA – July 29 – AGCO Corporation (NYSE:AG), a worldwide manufacturer and distributor of agricultural equipment, reported record sales of $2.4 billion and record net income of $1.34 per share for the second quarter of 2008. Adjusted net income, which excludes restructuring and other infrequent expenses, was also $1.34 per share for the second quarter of 2008. These results compare to reported and adjusted net income of $0.67 per share for the second quarter of 2007. Net sales for the second quarter of 2008 increased approximately 27% compared to the same period in 2007, excluding the favorable impact of currency translation.
     For the first six months of 2008, reported and adjusted net income were $1.97 per share compared to $0.93 per share for the same period in 2007. Net sales for the first six months of 2008 increased approximately 24% to $4.2 billion compared to the same period in 2007, excluding the favorable impact of currency translation.
     “Strong farm fundamentals produced market growth across the globe,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer. “The ongoing increase in food consumption and the accompanying declines in world grain inventories are supporting commodity prices, farm income and increased demand for farm equipment. AGCO’s full line of technology-based equipment aimed at the professional farming segment and the exceptional efforts of our dealers helped AGCO capitalize on these healthy market conditions. Our customers responded favorably in our major markets, and AGCO delivered double digit sales growth in all four of our geographic segments compared to the second quarter of 2007.”
     “Our focus on profitable growth and driving value for our shareholders was evident in the second quarter as sales growth was accompanied by improved operating margins,” Mr. Richenhagen continued. “AGCO’s second quarter operating margins increased 1.4 percentage points to 7.9% compared to the second quarter of 2007. Higher prices for our products and increased volumes more than offset the increased steel and other input costs facing the agricultural machinery industry. Cash flow management also continues to be a major focus for us. The Company generated approximately $290 million in free cash flow during the second quarter of 2008, an increase of over $100 million
CHALLENGER • FENDT • MASSEY FERGUSON • VALTRA

compared to the same period last year. I am pleased with our ability to deliver solid financial results while we remain customer focused in a very challenging operating environment.”
Second Quarter and Year-to-Date Results
     For the second quarter of 2008, net sales were $2,395.4 million compared to $1,711.4 million for the second quarter of 2007. AGCO reported net income of $133.1 million, or $1.34 per share, for the second quarter of 2008 compared to reported net income of $63.8 million, or $0.67 per share, for the second quarter of 2007. Adjusted net income, excluding restructuring and other infrequent expenses, was also $133.1 million, or $1.34 per share, for the second quarter of 2008 compared to $64.0 million, or $0.67 per share, for the second quarter of 2007.
     AGCO reported net sales of $4,182.0 million for the first six months of 2008, an increase of approximately 37.4% as compared to $3,044.0 million in net sales for the first six months of 2007. For the first six months of 2008, AGCO reported net income of $195.4 million, or $1.97 per share compared to net income of $88.3 million, or $0.93 per share, for the first six months of 2007. Adjusted net income, excluding restructuring and other infrequent expenses, was $195.5 million, or $1.97 per share, for the first six months of 2008 compared to $88.5 million, or $0.93 per share, for the first six months of 2007.
     Net sales increased 26.6% in the second quarter of 2008 compared to the same period in 2007, excluding currency translation impacts of $228.9 million. For the first six months of 2008, net sales grew 24.2% compared to the first six months of 2007, excluding favorable currency impacts of $402.8 million. Sales in the second quarter of 2008 in AGCO’s Europe/Africa/Middle East (EAME) segment increased approximately 23% when compared to the second quarter of 2007, excluding favorable currency translation impacts of $160.9 million, due to growth in Germany, France, Scandinavia and the United Kingdom. Continued strong market conditions in Brazil during the second quarter of 2008 generated sales growth of approximately 27% in the South American segment, excluding favorable currency translation impacts of $53.6 million, compared to the same period in 2007. Strong farm economics produced sales growth in the second quarter of 2008 in the North American segment of approximately 34% compared to the second quarter of 2007, excluding favorable currency translation impacts of $8.8 million. The improved harvest in Australia resulted in second quarter net sales growth in 2008 of approximately 66% in AGCO’s Asia/Pacific region compared to the same period in 2007.
     Income from operations for the second quarter and first six months of 2008 increased approximately $78.5 million and $127.1 million, respectively, compared to the same periods in 2007. The improvement resulted from the increase in net sales, improved product mix and cost control initiatives. Pricing actions offset the impact of rising manufacturing input costs during the second quarter of 2008. Unit production of tractors and combines for the second quarter of 2008 was approximately 19% above comparable 2007 levels.
     AGCO’s EAME region reported an increase in income from operations of approximately $63.2 million in the second quarter of 2008 compared to the second quarter of 2007. The increase was primarily due to improved sales, currency translation and a richer sales mix. Demand from the professional farming segment and developing markets in Central and Eastern Europe drove sales growth in the second quarter of 2008 of over 20% for the Fendt, Valtra and Massey Ferguson brands compared to the same period last year. For the first six months of 2008, income from operations increased approximately $113.5 million compared to the same period in 2007.
     Income from operations for the South American region increased approximately $6.1 million in the second quarter of 2008 compared to the same period in 2007. In Brazil, market demand continues to improve, primarily in the row crop and sugar cane sectors, resulting in sales and income growth. For the first six months of 2008, income from operations for the South American region increased approximately $20.8 million compared to the same period in 2007.
     Results in AGCO’s North American region benefited from the healthy farm economy and a strengthening distribution network. In the second quarter of 2008, operating income grew $13.5 million compared to the same period in 2007. Strong sales growth and improved margins offset adverse currency impacts on products sourced from Brazil and Europe. Income from operations improved by approximately $7.8 million for the first six months of 2008 compared to the same period in 2007.
     Income from operations in the Asia/Pacific region increased approximately $6.1 million in the second quarter and approximately $8.8 million for the first six months of 2008 compared to 2007 driven by improved market conditions in Australia and New Zealand.
     Regional Market Results
     North America – Industry unit retail sales of tractors for the first six months of 2008 decreased approximately 6% over the comparable prior year period.  Industry unit retail sales of tractors over 100 horsepower increased compared to the prior year, while industry sales of tractors under 100 horsepower declined during the first six months of 2008. Industry unit retail sales of combines for the first six months of 2008 increased approximately 18% from the prior year period.  AGCO’s unit retail sales of tractors were flat in the first six months of 2008, while sales of combines were up compared to the same period in 2007.
     Europe – Industry unit retail sales of tractors for the first six months of 2008 increased approximately 8% compared to the prior year period. Retail demand improved in Central and Eastern Europe, the United Kingdom, Germany and France. AGCO’s unit retail sales of tractors for the first six months of 2008 were higher when compared to the prior year period.
     South America – Industry unit retail sales of tractors increased approximately 42% and industry unit retail sales of combines increased approximately 82% for the first six months of 2008 compared to the prior year period. AGCO’s South American unit retail sales of tractors and combines also increased in the first six months of 2008 compared to 2007.
     Rest of World Markets – Outside of North America, Europe and South America, AGCO’s net sales for the first six months of 2008 increased approximately 17.6% compared to 2007 primarily due to higher sales in Australia and New Zealand.

     “Growing demand for food in developing economies and for energy worldwide have grain stocks at their lowest levels in decades,” stated Mr. Richenhagen. “Focus on improved yields and more crop production is generating strong demand for farm equipment in all of the major markets in the first half of 2008. Despite a wet spring and flooding in the Midwest, industry sales in the U.S. remained strong in the higher horsepower segments. Solid farm economics and the outlook for good harvests helped to maintain industry demand in Western Europe at elevated levels. In Brazil, industry tractor sales are above prior peak levels, and combine sales continued their strong recovery. As a result of our positive long-term market outlook and in order to facilitate our continuing growth ambitions, we initiated investments of an additional $100 million over the next two years on capacity expansions in a number of our production facilities around the world.”
     Outlook
     2008 farm equipment demand is expected to increase from strong 2007 levels. In Europe, growth in industry retail sales in Western Europe and continued market expansion in Eastern Europe is expected to result in sales above last year’s strong levels. Weakness in the general economic conditions in North America is expected to produce lower industry retail sales of low and medium horsepower tractors, but strong demand from the professional farming segment is projected to result in increased industry retail sales of high horsepower tractors and combines compared to 2007. In South America, favorable farm fundamentals in Brazil and expanding acreage are expected to produce increased industry retail sales.
     For the full year of 2008, AGCO is targeting earnings per share in a range from $3.60 to $3.70. The projected increase in earnings is expected to result from net sales growth of between 26% and 28% compared to 2007.  The impact of raw material cost inflation is expected to increase in the second half of the year, with a more significant impact in the third quarter. The benefit of AGCO’s pricing actions is also expected to increase during the remainder of 2008, with the largest benefit occurring in the fourth quarter. Projected operating margin improvement in 2008 resulting from higher sales volumes and cost reduction efforts is expected to be reduced by spending on strategic initiatives and the negative impact of currency translation.
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     AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, July 29, 2008. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com on the “Investors/Media/Calendar of Events” page. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.

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Safe Harbor Statement
Statements that are not historical facts, including the projections of retail sales, market conditions, industry demand, general economic conditions, net sales, earnings per share, operating margins, strategic initiatives, currency translation impacts and material cost increases are forward-looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. These forward-looking statements involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements. Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2007. AGCO disclaims any obligation to update any forward-looking statements.
•	Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including increases in oil costs, will adversely affect us.

•	Our success depends on the introduction of new products, which require substantial expenditures and may not be well received in the market place.

•	We depend on suppliers for components and parts for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell our products.

•	A majority of our sales and manufacturing takes place outside of the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•	Currency exchange rate and interest rate changes can adversely affect the competitiveness and profitability of our products.

•	We are subject to extensive environmental laws and regulations, and our compliance with, or our failure to comply with, existing or future laws and regulations could delay production of our products or otherwise adversely affect our business.

•	Our labor force is heavily unionized, and our contractual and legal obligations under collective bargaining agreements and labor laws subject us to the risks of work interruption or stoppage and could cause our costs to be higher.

•	We have significant pension obligations with respect to our employees.

•	We are subject to fluctuations in raw material prices and availability, which may cause delays in the production of our products or otherwise adversely affect our manufacturing costs.

•	The agricultural equipment industry is highly seasonal, and seasonal fluctuations significantly impact our results of operations and cash flows.

•	We face significant competition and, if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our revenues and profitability would decline.

•	We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.
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About AGCO
Founded in 1990, AGCO Corporation (NYSE: AG) (www.agcocorp.com) is a global manufacturer of agricultural equipment and related replacement parts. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements, which are distributed through more than 3,000 independent dealers and distributors in more than 140 countries worldwide. AGCO products include the following well-known brands: Challenger®, Fendt®, Massey Ferguson® and Valtra®. AGCO provides retail financing through AGCO Finance. The Company is headquartered in Duluth, Georgia and, in 2007, had net sales of $6.8 billion.
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Please visit our website at www.agcocorp.com.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	June 30,	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$558.5	$582.4
Accounts and notes receivable, net	834.3	766.4
Inventories, net	1,526.4	1,134.2
Deferred tax assets	44.5	52.7
Other current assets	244.8	186.0

Total current assets	3,208.5	2,721.7
Property, plant and equipment, net	841.9	753.0
Investment in affiliates	322.3	284.6
Deferred tax assets	78.5	89.1
Other assets	77.9	67.9
Intangible assets, net	206.5	205.7
Goodwill	722.9	665.6

Total assets	$5,458.5	$4,787.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$—	$0.2
Convertible senior subordinated notes	402.5	402.5
Accounts payable	973.4	827.1
Accrued expenses	888.3	773.2
Other current liabilities	81.8	80.3

Total current liabilities	2,346.0	2,083.3
Long-term debt, less current portion	315.3	294.1
Pensions and postretirement health care benefits	144.6	150.3
Deferred tax liabilities	170.7	163.6
Other noncurrent liabilities	59.4	53.3

Total liabilities	3,036.0	2,744.6

Stockholders’ Equity:
Common stock	0.9	0.9
Additional paid-in capital	954.7	942.7
Retained earnings	1,214.7	1,020.4
Accumulated other comprehensive income	252.2	79.0

Total stockholders’ equity	2,422.5	2,043.0

Total liabilities and stockholders’ equity	$5,458.5	$4,787.6

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended June 30,
	2008	2007
Net sales	$2,395.4	$1,711.4
Cost of goods sold	1,967.2	1,414.4

Gross profit	428.2	297.0

Selling, general and administrative expenses	181.0	144.4
Engineering expenses	53.0	37.3
Restructuring and other infrequent expenses	0.1	0.3
Amortization of intangibles	5.0	4.4

Income from operations	189.1	110.6

Interest expense, net	5.5	7.5
Other expense, net	9.6	9.5

Income before income taxes and equity in net earnings of affiliates	174.0	93.6

Income tax provision	55.5	36.1

Income before equity in net earnings of affiliates	118.5	57.5

Equity in net earnings of affiliates	14.6	6.3

Net income	$133.1	$63.8

Net income per common share:

Basic	$1.45	$0.70

Diluted	$1.34	$0.67

Weighted average number of common and common equivalent shares outstanding:
Basic	91.7	91.5

Diluted	99.1	95.9

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Six Months Ended June 30,
	2008	2007
Net sales	$4,182.0	$3,044.0
Cost of goods sold	3,438.6	2,527.6

Gross profit	743.4	516.4

Selling, general and administrative expenses	351.6	281.6
Engineering expenses	98.4	69.7
Restructuring and other infrequent expenses	0.2	0.3
Amortization of intangibles	9.9	8.6

Income from operations	283.3	156.2

Interest expense, net	10.6	14.2
Other expense, net	15.6	18.1

Income before income taxes and equity in net earnings of affiliates	257.1	123.9

Income tax provision	85.3	48.9

Income before equity in net earnings of affiliates	171.8	75.0

Equity in net earnings of affiliates	23.6	13.3

Net income	$195.4	$88.3

Net income per common share:

Basic	$2.13	$0.97

Diluted	$1.97	$0.93

Weighted average number of common and common equivalent shares outstanding:
Basic	91.7	91.4

Diluted	99.2	95.4

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Six Months Ended June 30,
	2008	2007
Cash flows from operating activities:
Net income	$195.4	$88.3

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	63.5	53.7
Deferred debt issuance cost amortization	1.8	2.7
Amortization of intangibles	9.9	8.6
Stock compensation	15.0	3.3
Equity in net earnings of affiliates, net of cash received	(15.8)	0.2
Deferred income tax provision	17.2	9.3
Gain on sale of property, plant and equipment	(0.1)	—
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(9.2)	(34.3)
Inventories, net	(320.4)	(153.1)
Other current and noncurrent assets	(39.7)	(8.8)
Accounts payable	85.9	(4.1)
Accrued expenses	69.3	9.5
Other current and noncurrent liabilities	(11.5)	(2.4)

Total adjustments	(134.1)	(115.4)

Net cash provided by (used in) operating activities	61.3	(27.1)

Cash flows from investing activities:
Purchase of property, plant and equipment	(99.7)	(48.9)
Proceeds from sales of property, plant and equipment	1.8	0.5
Investments in unconsolidated affiliates	(0.4)	—

Net cash used in investing activities	(98.3)	(48.4)

Cash flows from financing activities:
Proceeds from (repayments of) debt obligations, net	1.6	(110.3)
Proceeds from issuance of common stock	0.2	7.4
Payment of minimum tax withholdings on stock compensation	(3.1)	—
Payment of debt issuance costs	(1.3)	(0.2)

Net cash used in financing activities	(2.6)	(103.1)

Effect of exchange rate changes on cash and cash equivalents	15.7	7.3

Decrease in cash and cash equivalents	(23.9)	(171.3)
Cash and cash equivalents, beginning of period	582.4	401.1

Cash and cash equivalents, end of period	$558.5	$229.8

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)
1. STOCK COMPENSATION EXPENSE
     During the second quarter and first six months of 2008, the Company recorded approximately $8.6 million and $15.2 million, respectively, of stock compensation expense in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”). During the second quarter and first six months of 2007, the Company recorded approximately $1.7 million and $3.6 million, respectively, of stock compensation expense in accordance with SFAS No. 123R. The stock compensation expense was recorded as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Cost of goods sold	$0.2	$—	$0.4	$0.1
Selling, general and administrative expenses	8.4	1.7	14.8	3.5

Total stock compensation expense	$8.6	$1.7	$15.2	$3.6

2. INDEBTEDNESS
     Indebtedness consisted of the following at June 30, 2008 and December 31, 2007:

	June 30,	December 31,
	2008	2007
6 7/8% Senior subordinated notes due 2014	$315.1	$291.8
1 3/4% Convertible senior subordinated notes due 2033	201.3	201.3
1 1/4% Convertible senior subordinated notes due 2036	201.3	201.3
Other long-term debt	0.2	2.5

	717.9	696.9

Less: Current portion of long-term debt	—	(0.2)
1 3/4% Convertible senior subordinated notes due 2033	(201.3)	(201.3)
1 1/4% Convertible senior subordinated notes due 2036	(201.3)	(201.3)

Total indebtedness, less current portion	$315.3	$294.1

     Holders of the Company’s 1 3/4% convertible senior subordinated notes due 2033 and 1 1/4% convertible senior subordinated notes due 2036 may convert the notes, if, during any fiscal quarter, the closing sales price of the Company’s common stock exceeds 120% of the conversion price of $22.36 per share for the 1 3/4% convertible senior subordinated notes and $40.73 per share for the 1 1/4% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. As of June 30, 2008 and December 31, 2007, the closing sales price of the Company’s common stock had exceeded 120% of the conversion price of both notes for at least 20 trading days in the 30 consecutive trading days ending June 30, 2008 and December 31, 2007, and, therefore, the Company classified both notes as current liabilities. Future classification of the notes between current and long-term debt is dependent on the closing sales price of the Company’s common stock during future quarters. The Company believes it is unlikely the holders of the notes would convert the notes under the provisions of the indenture agreement, thereby requiring the Company to repay the principal portion in cash. In the event the notes were converted, the Company believes it could repay the notes with available cash on hand, funds from the Company’s $300.0 million multi-currency revolving credit facility, or a combination of these sources.
3. INVENTORIES
     Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is current replacement cost (by purchase or by reproduction dependent on the type of inventory). In cases where market exceeds net realizable value (i.e., estimated selling price less reasonably predictable costs of completion and disposal), inventories are stated at net realizable value. Market is not considered to be less than net realizable value reduced by an allowance for an approximately normal profit margin.
     Inventories at June 30, 2008 and December 31, 2007 were as follows:

	June 30,	December 31,
	2008	2007
Finished goods	$570.7	$391.7
Repair and replacement parts	398.9	361.1
Work in process	189.6	88.3
Raw materials	367.2	293.1

Inventories, net	$1,526.4	$1,134.2

4. ACCOUNTS RECEIVABLE SECURITIZATION
     The Company sells wholesale accounts receivable on a revolving basis to commercial paper conduits either on a direct basis or through a wholly-owned special purpose U.S. subsidiary under its United States and Canadian securitization facilities and through a qualifying special purpose entity in the U.K. under its European securitization facility. Outstanding funding under these facilities totaled approximately $497.0 million at June 30, 2008 and $446.3 million at December 31, 2007. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount. Losses on sales of receivables primarily from securitization facilities included in other expense, net were $8.3 million and $10.2 million for the three months ended June 30, 2008 and 2007, respectively, and $14.5 million and $16.8 million for the six months ended June 30, 2008 and 2007, respectively.
     The Company has an agreement to permit transferring, on an ongoing basis, the majority of its wholesale interest-bearing receivables in North America to AGCO Finance LLC and AGCO Finance Canada, Ltd., its United States and Canadian retail finance joint ventures. The Company has a 49% ownership interest in these joint ventures. The transfer of the receivables is without recourse to the Company, and the Company will continue to service the receivables. As of June 30, 2008, the balance of interest-bearing receivables transferred to AGCO Finance LLC and AGCO Finance Canada, Ltd. under this agreement was approximately $71.7 million compared to approximately $73.3 million as of December 31, 2007.
5. EARNINGS PER SHARE
     The Company’s $201.3 million aggregate principal amount of 1 3/4% convertible senior subordinated notes and its $201.3 million aggregate principal amount of 1 1/4% convertible senior subordinated notes provide for (i) the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the new notes are converted in connection with certain change of control transactions. Dilution of weighted shares outstanding will depend on the Company’s stock for the excess conversion value using the treasury stock method. A reconciliation of net income and weighted average common shares outstanding for purposes of calculating basic and diluted earnings per share for the three and six months ended June 30, 2008 and 2007 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Basic net income per share:
Net income	$133.1	$63.8	$195.4	$88.3

Weighted average number of common shares outstanding	91.7	91.5	91.7	91.4

Basic net income per share	$1.45	$0.70	$2.13	$0.97

Diluted net income per share:
Net income for purposes of computing diluted net income per share	$133.1	$63.8	$195.4	$88.3

Weighted average number of common shares outstanding	91.7	91.5	91.7	91.4
Dilutive stock options, performance share awards and restricted stock awards	0.2	0.1	0.2	0.2
Weighted average assumed conversion of contingently convertible senior subordinated notes	7.2	4.3	7.3	3.8

Weighted average number of common and common equivalent shares outstanding for purposes of computing diluted earnings per share	99.1	95.9	99.2	95.4

Diluted net income per share	$1.34	$0.67	$1.97	$0.93

6. SEGMENT REPORTING
     The Company has four reportable segments: North America; South America; Europe/Africa/Middle East; and Asia/Pacific. Each regional segment distributes a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses, and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months and six months ended June 30, 2008 and 2007 are as follows:

Three Months Ended	North	South	Europe/Africa/	Asia/
June 30,	America	America	Middle East	Pacific	Consolidated
2008
Net sales	$465.7	$381.1	$1,484.8	$63.8	$2,395.4
(Loss) income from operations	(1.3)	36.5	175.4	7.9	218.5

2007
Net sales	$342.1	$257.8	$1,073.1	$38.4	$1,711.4
(Loss) income from operations	(14.8)	30.4	112.2	1.8	129.6

Six Months Ended	North	South	Europe/Africa/	Asia/
June 30,	America	America	Middle East	Pacific	Consolidated
2008
Net sales	$833.4	$702.5	$2,530.3	$115.8	$4,182.0
(Loss) income from operations	(14.3)	70.9	272.8	13.7	343.1

2007
Net sales	$668.9	$447.1	$1,853.2	$74.8	$3,044.0
(Loss) income from operations	(22.1)	50.1	159.3	4.9	192.2
     A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Segment income from operations	$218.5	$129.6	$343.1	$192.2
Corporate expenses	(15.9)	(12.6)	(34.9)	(23.6)
Stock compensation expense	(8.4)	(1.7)	(14.8)	(3.5)
Restructuring and other infrequent expenses	(0.1)	(0.3)	(0.2)	(0.3)
Amortization of intangibles	(5.0)	(4.4)	(9.9)	(8.6)

Consolidated income from operations	$189.1	$110.6	$283.3	$156.2

RECONCILIATION OF NON-GAAP MEASURES
     This earnings release discloses adjusted income from operations, net income and earnings per share, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included below.
     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the three months ended June 30, 2008 and 2007:

	Three months ended June 30,
	2008			2007
	Income		Earnings	Income		Earnings
	From	Net	Per	From	Net	Per
	Operations	Income(1)	Share(1)	Operations	Income(1)	Share(1)
As adjusted	$189.2	$133.1	$1.34	$110.9	$64.0	$0.67
Restructuring and other infrequent expenses(2)	0.1	—	—	0.3	0.2	—

As reported	$189.1	$133.1	$1.34	$110.6	$63.8	$0.67

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent expenses recorded in the second quarter of 2008 related primarily to the Company’s rationalization of certain parts, sales and marketing and administration functions in Germany. The restructuring and other infrequent expenses recorded in the second quarter of 2007 related primarily to severance and employee relocation costs associated with the Company’s rationalization of its Valtra sales office located in France as well as the Company’s rationalization of certain parts, sales and marketing and administration functions in Germany.
     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the six months ended June 30, 2008 and 2007:

	Six months ended June 30,
	2008			2007
	Income		Earnings	Income
	From	Net	Per	From	Net	Earnings
	Operations	Income(1)	Share(1)	Operations	Income(1)	Per Share(1)
As adjusted	$283.5	$195.5	$1.97	$156.5	$88.5	$0.93
Restructuring and other infrequent expenses(2)	0.2	0.1	—	0.3	0.2	—

As reported	$283.3	$195.4	$1.97	$156.2	$88.3	$0.93

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent expenses recorded in the first six months of 2008 and 2007 related primarily to severance and employee relocation costs associated with the Company’s rationalization of its Valtra sales office located in France as well as the Company’s rationalization of certain parts, sales and marketing and administration functions in Germany.